                  [GREATER ATLANTIC FINANCIAL CORP. LETTERHEAD]



                        GREATER ATLANTIC FINANCIAL CORP.

        10700 Parkridge Boulevard o Suite P50 o Reston, Virginia 20191 o
                      (703) 391-1300 o Fax: (703) 391-1506


NEWS RELEASE

DATE:    NOVEMBER 15, 2004

CONTACT: DAVID E. RITTER
         (703) 390-0344

                       GREATER ATLANTIC FINANCIAL RELEASES
                       FOURTH QUARTER AND YEAR END RESULTS

Reston, Virginia - November 15, 2004 - Charles W. Calomiris, Chairman of the Board of Greater Atlantic Financial Corp. (NASDAQ: GAFC), the holding company for Greater Atlantic Bank, announced today that the Company had a net loss of $2.4 million or $.80 per diluted share for the three months ended September 30, 2004, compared to net earnings of $1.3 million or $.31 per diluted share for the three months ended September 30, 2003. For the fiscal year ended September 30, 2004, the Company had a net loss of $3.2 million or $1.06 per diluted share, compared to net earnings of $2.3 million or $.60 per diluted share for fiscal year 2003.

In commenting on the results, Carroll E. Amos, President and Chief Executive Officer, said, "the impact of reduced mortgage loan originations, coupled with increased competitive pricing pressures, resulted in a significant reduction in both gain on sale of loans and earnings by the Mortgage Corporation from those obtained in the prior year. Earnings of the Mortgage Corporation declined by $2.5 million for the three months ended September 30, 2004, and $4.5 million for the fiscal year then ended, and was the primary reason for the decline in net earnings of the Corporation. Continuing, Mr. Amos said "the volume of loan sales for the three months ended September 30, 2004 was down more than 75 percent from the three months ended September 30, 2003, and down 47 percent for the current fiscal year from fiscal year 2003." Continuing, Mr. Amos said "notwithstanding the recent decline in interest rates, because the outlook is for interest rates to increase going forward, we expect that loan origination and sales volume will continue to decline during the three months ending December 30, 2004, and that earnings in that period will be negatively impacted."

11/15/04                Greater Atlantic Financial Corp.             Page 1 of 8

Continuing Mr. Amos stated "While we have made staff reductions in the recently concluded three months, we anticipate that additional reductions may be necessary because additional marketing costs incurred during the three months ended September 30, 2004, did not produce the desired results. Going forward, those will also necessarily be curtailed."

Continuing, Mr. Amos noted, "during the three months ended September 30, 2004, the Bank recognized an $890,000 loss in its free-standing derivative positions, a deterioration of $1.1 million relative to the comparable period one year ago." "Subsequent to the close of the September 30, 2004 period, the Bank sold at a gain approximately $23.4 million of fixed rate loans, which were being hedged by the derivatives. That sale reduce the loss incurred during the recently concluded three month period by approximately $600,000," he added. He further noted, "the Bank will benefit in future quarters as $45 million of the $72 million position of interest rate swaps mature between October 2004 and April 2005. Those maturities will reverse any fair value losses recognized and the interest expense associated with those swaps will be terminated." He concluded by pointing out that "while the bank recognized an $890,000 loss during the quarter, the overall loss on derivatives for the fiscal year ended September 30, 2004 amounted to $227,000, an increase of $235,000 over the comparable period one year ago."

In commenting on the operating activities, Mr. Amos stated that "a decrease in net interest income due to prepayments in the Bank's loan and investment securities portfolios also had a negative impact on net earnings for the for the fiscal year 2004 when compared to fiscal year 2003. The decline in both net interest income and net interest margin from 2003 is primarily the result of lower interest rates throughout the year and the resulting prepayment and refinancing of higher yielding assets." Prepayments in the Bank's loan and investment securities portfolios also increased the amortization of the purchase price premiums over the amortization that existed in the comparable period one year ago," Mr. Amos added. Continuing, he said, "in the quarter ended September 30, 2004 we saw a slowdown in overall prepayments from the year ago period, but prepayments remain high on the Bank's portfolio of adjustable-rate investment and mortgage-backed securities."

Mr. Amos confirmed that Greater Atlantic Bank had received the regulatory approvals for the previously announced branch sales and that he expected at least one of those sales would be consummated in the three months ending December 31, 2004. He stated, "those transactions will improve the Bank's capital position and benefit operations by reducing non-interest expense." The two transactions are expected to result in an estimated pre-tax gain of $700,000, net of transaction expenses and the write-off of approximately $350,000 of goodwill related to the Winchester office, and result in annual reductions of $900,000 in net non-interest expense.

Continuing, Mr. Amos stated: "Our primary focus continues to be on increasing our commercial loan portfolio and transaction-based deposits. While transaction-based deposits decreased $4.1 million during the three months ended September 30, 2004, transaction-based deposits increased $6.6 million (of which $4.4 million was in non-interest checking) for the fiscal year ended September 30, 2004, primarily as a result of our increased commercial lending activities." Continuing, Mr. Amos noted, "during the three months ended September 30, 2004, the Bank's commercial loans declined by $12.0 million due to payoffs, but, for the fiscal year ended


11/15/04                Greater Atlantic Financial Corp.             Page 2 of 8

September 30, 2004, commercial loans increased by $17.2 million and the Bank has noted an increase in business loan demand. Consumer loans increased by $2.9 million for the quarter and $8.7 million for the fiscal year ended September 30, 2004." Those increases in commercial and consumer lending for the fiscal year were offset to large extent by a $21.5 million decrease in the Bank's single-family loan portfolio, which consists primarily of adjustable rate loans." "As a result of the interest rate environment that existed throughout out the fiscal year, borrowers refinanced adjustable rate loans into fixed-rate loan products," he added.

Net interest income for the three months ended September 30, 2004, amounted to $1.6 million, a decrease of $237,000 or 13 percent from the comparable period one year ago. That decrease was the result of an 8 basis point decrease in net interest margin, from 1.43% for the three months ended September 30, 2003, to 1.35% for the recently completed three month period, coupled with a $39.7 million decrease in the Bank's interest-earning assets. A 4 basis point improvement in the yield on interest-earnings assets was offset in part by an 11 basis point increase in the cost of interest-bearing liabilities. Offsetting the decline in net interest margin resulting from the decrease in interest-earning assets was a $108,000 decrease in the charge resulting from payments made on certain interest rate swap and cap agreements and a $163,000 decrease in the amortization of purchase price premiums on loans and investment securities compared to the amortization required in the three months ended September 30, 2003.

Net interest income for the fiscal year ended September 30, 2004, amounted to $6.6 million, a decrease of $1.3 million or 17 % from fiscal year 2003. That decrease was the result of a 29 basis point decrease in net interest margin from 1.61% for the fiscal year ended September 30, 2003, to 1.32% for the fiscal year ended September 30, 2004, offset in part by an $8.5 million increase in the Bank's interest-earning assets. The prepayment of higher yielding interest-earning assets was the primary reason for the decline in net interest margin as the yield on interest-earning assets declined by 48 basis points, from 4.25% for the fiscal ended September 30, 2003, to 3.77% for the fiscal year ended September 30, 2004. The decline in the yield on interest-earnings assets was offset in part by a 21 basis point decrease in the cost of interest-bearing liabilities. Also contributing to the decline in the net interest margin was a $176,000 increase in the charge resulting from payments made on certain interest rate swap and cap agreements and a $74,000 increase in the amortization of purchase price premiums on loans and investment securities compared to the amortization applied in fiscal year 2003.

Non-interest income for the three months ended September 30, 2004, decreased 93 percent or $6.1 million from the level earned for the three months ended September 30, 2003. The decrease for the most recent three months was primarily attributable to a $4.7 million decrease in gain on sale of loans by Greater Atlantic Mortgage Corporation, coupled with a $117,000 decrease in service fees on loans due to lower loan production levels. Loan sales decreased by 75 percent or $176.6 million from the comparable period one year ago, coupled with a decline of 41 basis points in the net margin earned on those sales, from 2.62% for the three months ended September 30, 2003, to 2.20% for the three months ended September 30, 2004. Also contributing to the decline in non-interest income during the three months ended September 30, 2004 was a $1.1 million decline on derivative instruments from a gain of $219,000 for the three months ended September 30, 2003 to a loss of $890,000 for the three months ended September 30, 2004 as the fair value of the Bank's free floating derivative instruments declined due to a decline in interest

11/15/04                Greater Atlantic Financial Corp.             Page 3 of 8
rates. The gain on sale of investment securities decreased $215,000 during the three months ended September 30, 2004, from the comparable period one year ago as the Bank sold $32.0 million of investment securities whose current and projected yields were not providing a sufficient return on assets or the capital required to be held to support those investments.

For the fiscal year ended September 30, 2004, non-interest income amounted to $9.9 million, a decrease of 47 percent or $9.0 million from the $18.9 million earned during fiscal year 2003. That decrease was primarily attributable to an $8.2 million decrease in gain on sale of loans by Greater Atlantic Mortgage Corporation coupled with a $469,000 decrease in service fees on loans resulting from lower loan production levels. Loan sales decreased by 47 percent or $354.6 million from one year ago. That decrease was coupled with a 5 basis point decrease in the net margin earned on those sales from 2.34% for the fiscal year ended September 30, 2003, to 2.29% for the fiscal year ended September 30, 2004. Also contributing to the decline in non-interest income from fiscal year 2003 were a $236,000 decrease in derivative gains, and a $93,000 decrease in gain on sale of investment securities.

Non-interest expense decreased $2.7 million or 38 percent from $7.1 million for the three months ended September 30, 2003 to $4.4 million for the three months ended September 30, 2004. The decrease was attributable to a $2.7 million decrease in expenses at the Bank's mortgage banking subsidiary as a result of decreased loan origination and sales activity. While the non-interest expense of the Bank, only, was unchanged from the comparable period one year ago, the decrease in non-interest expense at the mortgage banking subsidiary was primarily in compensation of $2.9 million and other operating expense as a result of lower lending volumes, offset in part by a $631,000 increase in advertising.

Non-interest expense for the fiscal year ended September 30, 2004, amounted to $19.4 million a decrease of $4.3 million or 18 percent from the $23.7 million incurred in the fiscal year ended September 30, 2003. The decrease was primarily attributable to a $4.6 million decrease in expenses at the Bank's mortgage banking subsidiary as a result of decreased loan origination and sales activity. The increase of $356,000 in non-interest expense at the Bank was due in part to $116,000 in charges for the adjustment of the carrying value of certain Bank-owned property and the establishment of a valuation allowance for loan servicing rights, coupled with a general increase in non-interest expenses of $240,000 distributed over various expense categories. The decrease in non-interest expense at the mortgage banking subsidiary was primarily the result of a $5.8 million reduction in compensation, offset in part by a $1.5 million increase in advertising.

Non-performing assets were $953,000 at September 30, 2004, or 0.22 per cent of total assets, compared to $1.4 million or 0.28 percent of total assets at September 30, 2003. The primary reason for the decrease over the level held one-year ago was the reduction of the outstanding balance on a previously noted problem commercial business loan. The Bank's provision for loan losses for the three months ended September 30, 2004, was unchanged from the three months ended September 30, 2003, and decreased by $647,000 for the fiscal year ended September 30, 2004, from the provision made for fiscal year 2003. That decrease was due in part because the Bank no longer had to make a specific provision for that problem commercial business loan.

11/15/04                Greater Atlantic Financial Corp.             Page 4 of 8

At September 30, 2004, Greater Atlantic Financial Corp. had total assets of $434.3 million, a decrease of $65.1 million or 13 percent from the $499.4 million recorded at the close of fiscal year 2003. Loans receivable, net, at September 30, 2004, amounted to $246.4 million, a $4.1 million increase from the $242.3 million held at September 30, 2003. Deposits amounted to $289.0 million at September 30, 2004, a decrease of $8.9 million from the $297.9 million held one year ago. Stockholders' equity at September 30, 2004 amounted to $17.0 million or $5.65 per share. Notwithstanding the net loss of $3.2 million, or $1.06 per share, for the fiscal year ended September 30, 2004, book value decreased $1.43 per share as accumulated comprehensive income declined by $1.0 million or $.33 per share from fiscal year end 2003 to fiscal year end 2004. The reduction in accumulated other comprehensive income was due to an increase in the unrealized loss on investment securities available-for-sale. That reduction in market value of the Company's available-for-sale securities was due in part to the recent increase in interest rates coupled with the accelerated prepayment speeds the Bank has experienced in its portfolio of adjustable rate mortgage-backed securities.

Greater Atlantic Financial Corp. conducts its business operations through its wholly-owned subsidiary, Greater Atlantic Bank and the Bank's independent wholly-owned subsidiary, Greater Atlantic Mortgage Corporation. The Bank offers traditional banking services to customers through nine branches located in Washington, D.C., Rockville and Pasadena, Maryland, and Front Royal, New Market, Reston, South Riding, Sterling and Winchester, Virginia.



         PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. THESE STATEMENTS ARE NOT HISTORICAL FACTS, BUT STATEMENTS BASED ON THE COMPANY'S CURRENT EXPECTATIONS REGARDING ITS BUSINESS STRATEGIES AND THEIR INTENDED RESULTS AND ITS FUTURE PERFORMANCE. FORWARD-LOOKING STATEMENTS ARE PRECEDED BY TERMS SUCH AS "EXPECTS," "BELIEVES," "ANTICIPATES," "INTENDS" AND SIMILAR EXPRESSIONS.

FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. NUMEROUS RISKS AND UNCERTAINTIES COULD CAUSE OR CONTRIBUTE TO THE COMPANY'S ACTUAL RESULTS, PERFORMANCE AND ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO THESE DIFFERENCES INCLUDE, WITHOUT LIMITATION, GENERAL ECONOMIC CONDITIONS, INCLUDING CHANGES IN MARKET INTEREST RATES AND CHANGES IN MONETARY AND FISCAL POLICIES OF THE FEDERAL GOVERNMENT; LEGISLATIVE AND REGULATORY CHANGES; AND OTHER FACTORS DISCLOSED PERIODICALLY IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

BECAUSE OF THE RISKS AND UNCERTAINTIES INHERENT IN FORWARD-LOOKING STATEMENTS, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THEM, WHETHER INCLUDED IN THIS REPORT OR MADE ELSEWHERE FROM TIME TO TIME BY THE COMPANY OR ON ITS BEHALF. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.


11/15/04                Greater Atlantic Financial Corp.             Page 5 of 8


                        GREATER ATLANTIC FINANCIAL CORP.
                             FOURTH QUARTER RESULTS
                                  (NASDAQ:GAFC)
                (DOLLARS IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                           At or for the                At or for the
                                                        Three Months Ended               Years Ended
                                                           September 30,                 September 30,
                                                    --------------------------   ------------------------
CONSOLIDATED STATEMENT OPERATIONS                        2004          2003          2004          2003
                                                    ------------   -----------   ----------    ----------
INTEREST INCOME
  Loans                                             $      3,425   $     3,469   $   13,506    $   14,369
  Investments                                              1,199         1,501        5,456         6,618
                                                    ------------   -----------   ----------    ----------
TOTAL INTEREST INCOME                                      4,624         4,970       18,962        20,987

INTEREST EXPENSE
  Deposits                                                 1,480         1,533        5,751         6,673
  Borrowed money                                           1,567         1,623        6,604         6,376
                                                    ------------   -----------   ----------    ----------
TOTAL INTEREST EXPENSE                                     3,047         3,156       12,355        13,049
                                                    ------------   -----------   ----------    ----------


NET INTEREST INCOME                                        1,577         1,814        6,607         7,938
PROVISION FOR LOAN LOSSES                                     76            76          209           856
                                                    ------------   -----------   ----------    ----------
NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                              1,501         1,738        6,398         7,082

NONINTEREST INCOME
  Gain on sale of loans                                    1,330         6,046        9,191        17,373
  Fees and service charges                                   251           358          992         1,476
  Gain (loss) on sale of investment securities              (215)            -          (58)           35
  Gain (loss) on derivatives                                (890)          219         (227)            9
  Loss on sale of real estate owned                            -           (15)           -           (24)
  Other operating income                                      17             7           31            21
                                                    ------------   -----------   ----------    ----------
TOTAL NONINTEREST INCOME                                     493         6,615        9,929        18,890


NONINTEREST EXPENSE
  Compensation and employee benefits                       1,557         4,301        8,401        13,706
  Occupancy                                                  503           496        2,161         1,963
  Professional services                                      218           483          917         1,329
  Advertising                                                901           286        2,563         1,072
  Deposit insurance premium                                   11            12           44            46
  Furniture, fixtures and equipment                          318           250        1,139         1,069
  Data processing                                            363           350        1,465         1,317
  Other operating                                            537           918        2,740         3,209
                                                    ------------   -----------   ----------    ----------
TOTAL NONINTEREST EXPENSE                                  4,408         7,096       19,430        23,711
                                                    ------------   -----------   ----------    ----------


11/15/04                Greater Atlantic Financial Corp.             Page 6 of 8


Income (loss) before income tax provision                 (2,414)        1,257       (3,103)        2,261
Income tax provision                                           -             -           89             -
                                                    ------------   -----------   ----------    ----------

NET (LOSS) EARNINGS                                 $     (2,414)  $     1,257   $   (3,192)   $     2,261
                                                    ============   ===========   ==========    ===========


                        GREATER ATLANTIC FINANCIAL CORP.
                             FOURTH QUARTER RESULTS
                                  (NASDAQ:GAFC)
                (DOLLARS IN THOUSANDS EXCEPT EARNINGS PER SHARE)


                                                            At or for the               At or for the
                                                          Three Months Ended             Years Ended
                                                            September 30,               September 30,
                                                   ---------------------------  ----------------------------
                                                          2004          2003          2004          2003
                                                   -------------    ----------    -----------  -------------
PER SHARE DATA:
Net income
    Basic                                           $      (0.80)   $     0.42    $     (1.06) $       0.75
    Diluted                                                (0.80)         0.31          (1.06)         0.60
Book value                                          $       5.65    $     7.08    $      5.65          7.08
Weighted average shares outstanding
    Basic                                              3,012,434     3,012,434      3,012,434     3,012,434
    Diluted                                            3,012,434     4,417,425      3,012,434     4,413,462


AVERAGE FINANCIAL CONDITION DATA:
Total assets                                        $    489,337    $  525,250    $   521,648  $    510,684
Investment securities                                    107,427       156,339        123,198       161,161
Mortgage-backed securities                                99,398        69,611        111,016        51,046
Total loans receivable, net                              260,779       281,387        268,116       281,574
Total deposits                                           276,942       292,352        275,636       279,469
Total stockholders' equity                                22,233        22,036         21,032        21,145

SELECTED FINANCIAL RATIOS(1)
Return on average assets                                   -1.97%         0.96%         -0.61%         0.44%
Return on average equity                                  -43.43%        22.82%        -15.18%        10.69%
Yield on earning assets                                     3.96%         3.92%          3.77%         4.25%
Cost of funds                                               2.73%         2.62%          2.57%         2.78%
Net interest rate spread                                    1.23%         1.30%          1.20%         1.47%
Net interest rate margin                                    1.35%         1.43%          1.32%         1.61%



11/15/04                Greater Atlantic Financial Corp.             Page 7 of 8

                         GREATER ATLANTIC FINANCIAL CORP
                             FOURTH QUARTER RESULTS
                                  (NASDAQ:GAFC)
                             (DOLLARS IN THOUSANDS)

                                                            At or for the
                                                             Years Ended
                                                            September 30,
                                                     ---------------------------
                                                          2004          2003
                                                     ----------     ------------
FINANCIAL CONDITION DATA:
Total assets                                         $  434,259     $  499,354
Total loans receivable, net                             246,387        242,253

Mortgage-loans held for sale                              5,528          6,554
Investments                                              68,266        142,162
Mortgage-backed securities                               93,063         86,735
Total deposits                                          288,956        297,876
FHLB advances                                            51,200         86,800
Other borrowings                                         64,865         77,835

Convertible preferred securities                          9,369          9,359
Total stockholders' equity                               17,029         21,340

ASSET QUALITY DATA:
Non-performing assets to total assets                      0.22%          0.28%
Non-performing loans to total loans                        0.37%          0.57%
Net charge-offs to average total loans                     0.06%          0.36%
Allowance for loan losses to:
    Total loans                                            0.62%          0.62%
    Non-performing loans                                 167.89%        109.31%
Non-performing loans                                 $      953     $    1,418
Non-performing assets                                $      953     $    1,418
Allowance for loan losses                            $    1,600     $    1,550

CAPITAL RATIOS OF THE BANK:
Leverage ratio                                             5.85%          5.85%
Tier 1 risk-based capital ratio                           10.20%         12.42%
Total risk-based capital ratio                            10.85%         13.03%


11/15/04                Greater Atlantic Financial Corp.             Page 8 of 8